E-LOAN, Inc. Reports First Quarter 2004 Results

Total Revenue of $32 Million Exceeds Guidance;
Pro-Forma EPS of $0.00 Exceeds Guidance by $0.01, GAAP EPS $(0.02);
Record Diversified Product Revenue, Up 49% from Q1 2003;
Record Home Equity Sold Loan Volume and Revenue, Up 80% and 146% from Q1 2003

        Pleasanton, Calif. – April 29, 2004 – E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender, today reported results for the first quarter ended March 31, 2004.

Overview of Results

o	Total revenue of $32 million exceeds guidance of $30.8 million.

o	Pro-forma net loss of $173 thousand, or $0.00 per share, excludes $1.0 million in one-time costs associated with the resignation of E-LOAN’s former Chief Operating Officer during the first quarter of 2004. The pro-forma net loss outperformed guidance by $0.01 per share.

o	Net loss for the first quarter of 2004 was $1.1 million or $0.02 per share on 62.3 million shares.

o	E-LOAN posted record results in its strategy to build diversified revenue — comprised of total revenue excluding prime refinance mortgage – in the first quarter of 2004.

o	Diversified revenue totaled $22.7 million, up 49% from the first quarter of 2003 and comprised 71% of E-LOAN’s total revenue in Q1 2004.

o	Home Equity revenue was $10.7 million, up 146% from the first quarter of 2003. The increases in home equity loan volumes and revenues reflect an increase in conversion rates and revenue per loan.

o	Diversified mortgage revenue – comprised of purchase and non-prime mortgage –was $8.2 million, up 5% from the first quarter of 2003.

o	Auto revenue was $3.1 million, up 6% compared to the first quarter of 2003. Conversion rates on approved auto loan applications improved 37% in Q4 2003 compared to Q3 2003.

o	Direct margin — defined as revenue minus variable and fixed operations expense –improved in each product category compared to Q4 2003.

o	Successfully launched a new operation to perform loan closing services through E-LOAN’s new subsidiary, Escrow Closing Services, Inc (ECS). Approximately 22% of our home equity loans used ECS in Q1 2004.

o	General and administrative expenses include approximately $1 million in one-time costs associated with the resignation of E-LOAN’s former Chief Operating Officer during the first quarter of 2004. These costs were comprised of approximately $0.3 million in cash severance costs and $0.7 million in non-cash stock-based compensation charges.

o	Cash increased over prior quarter by 34% to $45.6 million as of March 31, 2004.

        “The first quarter of 2004 marked the beginning of a promising new stage in E-LOAN’s development,” said Chris Larsen, Chairman and Chief Executive Officer of E-LOAN, Inc. “We met our financial goals, made solid progress in our key strategic objective of growing diversified revenue and, successfully passed the leadership baton to our new Chief Operating Officer.”

        “We’re pleased to reaffirm guidance for fiscal year 2004,” said Matt Roberts, E-LOAN’s Chief Financial Officer. “We expect total 2004 revenues of approximately $142 million and pro-forma pre-tax income of approximately $12 million or $0.18 earnings per share, contemplating a range of 10-year Treasury rates of 4.0 to 5.0 percent for the remainder of the year. The pro-forma income excludes approximately $1 million in one-time costs associated with the resignation of E-LOAN’s former Chief Operating Officer during the first quarter of 2004.”

        Roberts continued, “Given the significant industry transition out of a refinance market, we feel more comfortable focusing our guidance on the annual results for 2004. While there may be some movements between categories, we believe that the detailed assumptions provided in our Fourth Quarter 2003 earnings announcement represent a reasonable outline in support of our total revenue and earnings targets for 2004.”

Operating and Financial Tables

Revenues

E-LOAN’s revenues are primarily from the gain on sale of first mortgage, home equity and auto loans that we originate, fund and then sell. We also earn interest income on mortgage and home equity loans from the time of funding through the time of sale.

Components of Revenue ($ in thousands)	Q1 2004		Q1 2003		Q3 2003
	$ Total	% of Revenue	$ Total	% of Revenue	$ Total	% of Revenue
Refi Mortgage	$7,857	25%	$6,663	24%	$17,939	50%
Interest Income on Refi Mortgage	1,442	4%	1,514	6%	3,015	8%
Diversified Mortgage (1)	6,679	21%	6,372	23%	5,913	16%
Interest Income on Diversified	1,494	4%	1,879	7%	1,849	5%
Mortgage
Home Equity	9,250	29%	6,618	24%	3,939	11%
Interest Income on Home Equity	1,473	5%	1,697	6%	424	1%
Auto (2)	3,062	10%	2,568	9%	2,885	8%
Closing Services (3)	451	1%	52	-- %	--	--
Other (4)	316	1%	311	1%	255	1%
Total Revenue	$32,024	100%	$27,674	100%	$36,219	100%
Total Diversified Revenue (5)	$22,725	71	$19,497	70	$15,265	42

(1)     Diversified Mortgage is comprised of purchase and non-prime mortgage loans.

(2)     Auto Revenues include interest income from the retained interest asset, which was previously reported in Other Income, net.

(3)     Closing Services Revenues are from Escrow Closing Services, Inc., a wholly-owned subsidiary, which provides mortgage closing services, including HUD-1 Settlement Statement and document preparation, signing, disbursement and recordation services for a portion of our Home Equity business.

(4)     Other Revenue comes from credit monitoring services and credit card, personal loan and student loan referrals.

(5)     Diversified Revenue is comprised of total revenues excluding prime refinance mortgage and its related interest income.

Loan Volume

The following table provides a comparison of unit and volume statistics:

	Q1 '04		Q4 '03		Q1 '03
	$ Millions	Loans	$ Millions	Loans	$ Millions	Loans
Sold Loans
Refinance Mortgage	$410	1,887	$333	1,748	$755	3,336
Diversified Mortgage	347	1,899	391	2,217	355	1,608
Home Equity	302	6,534	273	6,004	168	3,795
Auto	154	8,781	159	8,860	168	8,838
Total Sold Loans	$1,213	19,101	$1,157	18,829	$1,446	17,577

Closed Loans
Refinance Mortgage	$440	2,007	$325	1,701	$678	3,199
Diversified Mortgage	353	1,923	379	2,133	283	1,352
Home Equity	299	6,452	278	6,088	169	3,836
Auto	154	8,813	156	8,682	172	9,055
Total Sold Loans	$1,246	19,195	$1,138	18,604	$1,302	17,442

Direct Margin

Direct margin is defined as revenue minus variable and fixed operations expense. The following table provides detail of direct margin classified by revenue-related categories, both in dollars and expressed as a percentage of its related revenue.

Direct Margins ($ in thousands)	Q1 2004		Q4 2003			Q1 2003
	$ Total	% of Revenue	$ Total	% of Revenue		$ Total	% of Revenue

Mortgage	$7,888	54%	$5,953	46%		$15,665	66%
Mortgage Interest Margin	1,532	52%	1,876	55%		2,466	51%
Home Equity	4,180	45%	2,266	34%		857	22%
Home Equity Interest Margin	605	41%	821	48%		136	32%
Auto	1,228	40%	624	24%		103	4%
Closing Services	(54)	-12%	(195)	-37	5%	--	--
Other	316	100%	311	100%		255	100%
Total	$15,695		$11,656			$19,482

Conversion Statistics

We release conversion rates on a one-quarter lagged basis because of the lag time that exists between the time an application is submitted and the time the associated loan actually funds. Our conversion rates are based on a static pool analysis calculated by dividing the number of qualified applications received in the quarter by the number of funded loans that resulted from those applications.

Conversion %	Q1'03	Q2'03	Q3'03	Q4'03

Mortgage
Pre-Approval	7%	7%	6%	6%
Purchase	23%	24%	19%	17%
Refinance	30%	28%	21%	21%
Total Mortgage	20%	19%	14%	13%
Home Equity	27%	26%	29%	36%
Auto	15%	14%	19%	26%

Conference Call and Webcast

           Chris Larsen, Chairman and CEO of E-LOAN, will host a conference call to discuss the company’s first quarter results today, April 29 at 7:30 a.m. (PST). Please dial (712) 257-0021 at 7:25 a.m. (PST) and reference pass code “E-LOAN.” A replay of the call will be available after 9:00 a.m. (PST) on April 29, 2004 until 11:59 p.m. (PST), May 6, 2004. The replay may be accessed by dialing (402) 344-6830. A live webcast and replay of the conference call will be available via the investor relations section of the company’s website at www.eloan.com.

This news release contains forward-looking statements based on current expectations that involve risks and uncertainties. E-LOAN’s actual results may differ from the results described in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, general conditions in the mortgage and auto industries, interest rate fluctuations, and the impact of competitive products. These and other risk factors are detailed in E-LOAN’s periodic filings with the Securities and Exchange Commission.

About E-LOAN, Inc.

E-LOAN, Inc. is a consumer direct lender dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain mortgage, auto and home equity loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated advice tools, E-LOAN is pioneering the nascent debt management advice category — helping consumers proactively manage their loan portfolios to lower their overall borrowing costs. The company relentlessly advocates eliminating the unnecessary processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. Protecting consumers’ financial privacy is a paramount concern, prompting E-LOAN to implement industry leading privacy practices and advocate strong consumer financial privacy protection laws.

Consumers can log onto www.eloan.com or call 1-888-E-LOAN-22 to access E-LOAN’s products, services and team of dedicated loan and debt advice professionals. E-LOAN, Inc. is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through March 2004, E-LOAN has originated and sold over $20.1 billion in consumer loans.

(Statement of Operations and Balance Sheet to follow)
# # #

E-LOAN, Inc.
Consolidated Statement of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2004	March 31, 2003

Revenues	$32,024	$36,219
Operating Expenses
Operations	16,329	16,737
Sales & marketing	11,132	8,492
Technology	2,166	1,876
General & administration	3,532	1,998

Total operating expenses	33,159	29,103

Income from operations	(1,135)	7,116
Other income, net	15	31

Income (loss) before taxes	(1,120)	7,147
Income taxes	--	(815)

Net income (loss)	$(1,120)	$6,332

Net income (loss) per share:
Income (loss) per share
Basic	$(0.02)	$0.11

Diluted	$(0.02)	$0.10

Weighted average shares
Basic	62,325	59,598

Diluted	62,325	63,241

E-LOAN, Inc.
Consolidated Balance Sheet
(in thousands)

	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and cash equivalents ($2,350 and $4,850 restricted cash)	$45,559	$33,973
Loans held-for-sale	81,554	50,874
Accounts receivable, prepaids and other current assets	19,979	28,287

Total current assets	147,092	113,134
Fixed assets, net	12,537	11,484
Retained interests in auto loans - trading	13,378	11,658

Total assets	$173,007	$136,276

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Warehouse and other lines payable	$77,765	$44,283
Accounts payable, accrued expenses and other liabilities	13,747	10,366
Total current liabilities	91,512	54,649

Total liabilities	91,512	54,649

Stockholders' equity:
Common stock	63	62
Additional paid-in-capital	266,131	265,144
Accumulated deficit	(184,699)	(183,579)

Total stockholders' equity	81,495	81,627

Total liabilities and stockholders' equity	$173,007	$136,276